EX-99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Franklin Strategic Series of our reports dated December 18, 2025 and June 17, 2026, relating to the financial statements and financial highlights which appear in Franklin Total Return Fund’s Annual Shareholder Report on Form N-CSR for the year ended October 31, 2025, and Franklin Core Plus Bond Fund’s Annual Shareholder Report on Form N-CSR for the year ended April 30, 2026, respectively. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Representations and Warranties” and “Financial Highlights of the Total Return Fund and the Core Plus Fund” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
San Francisco, California
July 22, 2026